                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-65824

                PROSPECTUS SUPPLEMENT NO. 2 DATED OCTOBER 2, 2001
                      (to prospectus dated August 20, 2001)

                                  $272,100,000

                                 [VALASSIS LOGO]

                  Zero Coupon Convertible Senior Notes due 2021

                                       and

               Common Stock Issuable upon Conversion of the Notes

                           -----------------------

         This prospectus supplement supplements the prospectus dated August 20, 2001 of Valassis Communications, Inc. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of up to $272,100,000 aggregate principal amount at maturity of our zero coupon convertible senior notes due 2021 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

         The table of selling securityholders contained on pages 44-46 of the prospectus is hereby amended to add the following additional selling securityholders.


                                      Principal Amount at
                                       Maturity of Notes                            Number of Shares of
                                       Beneficially Owned    Percentage of Notes   Common Stock That May   Percentage of Common
        Name and Address                That May Be Sold         Outstanding             Be Sold(1)        Stock Outstanding(2)
------------------------------------ ----------------------- --------------------- ----------------------- ----------------------

JMG Convertible Investments, LP           $10,000,000               3.68%                 118,316                    *
   1999 Avenue of the Stars,
   Suite 2530
   Los Angeles, CA 90067

JMG Triton Offshore Fund, Ltd.            $10,000,000               3.68%                 118,316                    *
   1999 Avenue of the Stars,
   Suite 2530
   Los Angeles, CA 90067

IL Annuity and Insurance Company           $8,000,000               2.94%                  94,653                    *
   c/o Inflective Asset Management
   1334 Parkview Avenue, Suite 310
   Manhattan Beach, CA 90266

American Century Equity Income Fund        $7,800,000               2.87%                  92,286                    *
   4500 Main Street
   Kansas City, MO 64134



                                      Principal Amount at
                                       Maturity of Notes                            Number of Shares of
                                       Beneficially Owned    Percentage of Notes   Common Stock That May   Percentage of Common
      Name and Address                  That May Be Sold         Outstanding             Be Sold(1)        Stock Outstanding(2)
------------------------------------ ----------------------- --------------------- ----------------------- ----------------------

AmerUS Life Insurance Company             $  1,800,000               0.66%                  21,297                    *
   c/o Inflective Asset Management
   1334 Parkview Avenue, Suite 310
   Manhattan Beach, CA 90266

SunAmerica Style Select Series            $    830,000               0.31%                   9,820                    *
Equity Income
  4500 Main Street
  Kansas City, MO 64111

American Investors Life Insurance         $    700,000               0.26%                   8,282                    *
Company
   c/o Inflective Asset Management
   1334 Parkview Avenue, Suite 310
   Manhattan Beach, CA 90266

Any other holder of notes or              $ 40,870,000              15.02%                 483,558                 0.90%
   future transferee, pledgee,
   donee or successor of any
   holder(4)(5)



         In addition, the following represents updated information regarding the selling securityholders listed in the selling securityholder table on pages 44-46 of the prospectus.



                                      Principal Amount at
                                       Maturity of Notes                            Number of Shares of
                                       Beneficially Owned    Percentage of Notes   Common Stock That May   Percentage of Common
       Name and Address                 That May Be Sold         Outstanding             Be Sold(1)        Stock Outstanding(2)
------------------------------------ ----------------------- --------------------- ----------------------- ----------------------

Bear Stearns & Co. Inc.(3)                $100,000,000              36.75%               1,183,160                 2.21%
   Attn: Convertible Bond Dept.,
   2nd Floor
   245 Park Avenue
   New York, NY 10167

RAM Trading Ltd.                          $ 10,000,000               3.68%                 118,316                     *
   210 East State Street
   Batavia, IL 60510

* Less than 1%.

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     11.8316 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 53,470,108 shares of common stock outstanding as of July 24, 2001. In calculating the percentage of common stock outstanding for each holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Bear Stearns lead-managed the offering of the notes. Bear Stearns also lead-managed the offering of Valassis's 6 5/8% Senior Notes due 2009, which were issued on January 7, 1999.

(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

         Investing in the notes and our common stock involves risks, which are described under "Risk Factors" beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

           The date of this prospectus supplement is October 2, 2001.